Plumas Bancorp Reports a 175% Increase in Quarterly Earnings

QUINCY, CA -- (Marketwire - April 30, 2013) - Plumas Bancorp (NASDAQ: PLBC), a bank holding company and the parent company of Plumas Bank, today announced first quarter 2013 earnings of $616 thousand an increase of 175% from $224 thousand during the first quarter of 2012.

Net income allocable to common shareholders increased by $392 thousand to $445 thousand or $0.09 per share during the three months ended March 31, 2013 compared to $53 thousand or $0.01 per share during the comparable three month period in 2012. (Income allocable to common shareholders is calculated by subtracting dividends and discount amortized on preferred stock from net income.)

Andrew J. Ryback, president and chief executive officer of the Company and the Bank, remarked, "The Board of Directors, executives and I are very pleased with the marked improvement in our performance for the first quarter of 2013 compared to the same quarter a year ago. Our success in growing and diversifying our loan portfolio combined with our focus on maximizing productivity and efficiency are key factors in our continued earnings growth." He added, "Our Company has come a long way by being focused on improving asset quality and growing our core bank earnings."

Ryback continued, "We are also pleased to announce several very important recent developments. First, on April 19, 2013, the Company received notification that the Written Agreement with the Federal Reserve Bank of San Francisco, originally entered into on July 28, 2011, was lifted. Our Board of Directors and management team have worked tirelessly to improve our financial condition and it is rewarding to have our regulators acknowledge this improvement by terminating the Written Agreement.

"Another significant development that occurred in April was the repurchase at auction of preferred shares that were issued to the United States Department of Treasury during the low point of the economic recession. If you'll recall, on January 30, 2009, the Company issued 11,949 shares of non-voting preferred shares to the Treasury for the purpose of shoring up our capital position in support of our efforts to improve the asset quality of our loan portfolio. Now, four years later, after having made significant progress towards achievement of our asset-quality improvement goals, we have been successful in repurchasing 7,000 shares, or approximately 60%, of the outstanding securities from the Treasury for $7.6 million. This repurchase at auction results in a discount of approximately 7% on the face value of the preferred shares plus related outstanding dividends. In order to repurchase these preferred securities, the Company used proceeds from the April 15, 2013, issuance of $7.5 million in unsecured borrowings from an unrelated third party. The Company plans to repurchase the remaining 4,949 preferred shares through the continued retention of earnings.

"The repayment to the Treasury and the exit from this government program are indicators of the Bank's progress in successfully navigating through the global financial crisis while at the same time protecting our common shareholders' best interests. Not many of our community bank competitors can say the same. Some of these institutions were unable to access sufficient capital in any form, and as a result, their institutions failed. Many of the institutions that survived did so by issuing dilutive common stock at prices below book value. Our Company on the other hand, was able to access non-dilutive capital and with our strengthening financial condition we are now in a position to repurchase these preferred shares."

Ryback concluded, "With the Treasury auction now behind us we are thrilled to be able to return our full attention to the business of banking as well as our other long-term strategic initiatives. As always, we are appreciative of the patience and support from our shareholders, clients and employees."

Financial Highlights

Three months ended March 31, 2013 compared to March 31, 2012

  Annualized earnings on average common equity increased from 0.8% in 2012 to 5.9% during the three months ended March 31, 2013.
  Annualized return on average assets increased from 0.20% to 0.53%.
  Income before provision for taxes increased by $604 thousand to $954 thousand.
  Net Interest income increased by $221 thousand, or 5.4% to $4.3 million.
  Non-interest income increased by $273 thousand and non-interest expense declined by $210 thousand.
  Net interest margin for the three months ended March 31, 2013 increased to 4.15% compared to 4.09% during the same 2012 quarter.

March 31, 2013 compared to March 31, 2012

  Average loans increased by $17.6 million or 6% to $312 million at March 31, 2013 compared to $294 million at March 31, 2012.
  Average deposits increased by $12.5 million to $406 million at March 31, 2013.
  Nonperforming loans decreased by $1.8 million from $16.0 million at March 31, 2012 to $14.2 million at March 31, 2013.
  Nonperforming assets decreased by $4.5 million from $24.0 million at March 31, 2012 to $19.5 million at March 31, 2013.
  The ratio of nonperforming loans to total loans decreased from 5.45% to 4.54% and the ratio of nonperforming assets to total assets decreased from 5.22% to 4.09%.
  Total shareholders' equity increased by $2.3 million to $42.3 million.
  Total leverage capital increased from 10.1% at March 31, 2012 to 10.6% at March 31, 2013.

Asset Quality

Nonperforming loans at March 31, 2013 were $14.2 million, a decrease of $1.8 million, or 11% from the $16.0 million balance at March 31, 2012. Nonperforming loans as a percentage of total loans decreased to 4.54% at March 31, 2013, down from 5.45% at March 31, 2012. Nonperforming assets (which are comprised of nonperforming loans, other real estate owned ("OREO") and repossessed vehicle holdings) at March 31, 2013 were $19.5 million, down from $24.0 million at March 31, 2012. Nonperforming assets as a percentage of total assets decreased to 4.09% at March 31, 2013 down from 5.22% at March 31, 2012.

During the quarter ended March 31, 2013 we recorded a provision for loan losses of $700 thousand up from $600 thousand during the quarter ended March 31, 2012. The $700 thousand provision recorded for the three months ended March 31, 2013 is primarily related to a specific reserve for one land development loan relationship.

Net charge-offs totaled $609 thousand during the three months ended March 31, 2013 down from $786 thousand during the same period in 2012. Net charge-offs as an annualized percentage of average loans decreased from 1.07% during the quarter ended March 31, 2012 to 0.79% during the current period. The allowance for loan losses totaled $5.8 million at March 31, 2013 and $6.7 million at March 31, 2012. The allowance for loan losses at March 31, 2013 consisted of $1.4 million in specific reserves related to impaired loans and $4.4 million in general reserves. This compares to $1.9 million in specific reserves related to impaired loans and $4.8 million in general reserves at March 31, 2012. As a percentage of unimpaired loans, general reserves were 1.49% at March 31, 2013 and 1.78% at March 31, 2012. Overall, the allowance for loan losses as a percentage of total loans decreased from 2.29% at March 31, 2012 to 1.84% at March 31, 2013. The decrease in allowance as a percentage of unimpaired loans is consistent with the improvement in loan quality during the twelve months ended March 31, 2013.

Deposits, Investments and Loans

Total deposits were $412 million as of March 31, 2013, an increase of $13.6 million, or 3%, from the March 31, 2012 balance of $399 million. Core deposit growth was strong with year-over-year increases in non-interest bearing deposits of $8.7 million, $0.1 million in NOW and $15.9 million in savings and money market deposits. Time deposits declined by $11.1 million. We attribute the reduction in time deposits to the unusually low interest rate environment as we have seen a movement out of time deposits into more liquid deposit types.

Total investment securities increased by $22.7 million from $57.8 million at March 31, 2012 to $80.5 million as of March 31, 2013. This increase in investment securities is consistent with our asset/liability management policy as we chose to reduce excess balances held at the Federal Reserve Bank of San Francisco (FRB) in order to increase our return on these balances. Cash and due from banks totaled $47.8 million at March 31, 2013 a decrease of $20.9 million from March 31, 2012. Included in cash and due from banks at March 31, 2013 was interest earning balances held at the FRB totaling $31.9 million.

Net loans increased by $20.9 million, or 7%, from $287.5 million at March 31, 2012 to $308.4 million at March 31, 2013. The Company is focused on growing loan balances through a balanced and diversified approach. The increase in loan balances during the twelve month period ended March 31, 2013 includes growth in the Company's automobile, SBA and commercial real estate loan portfolios.

Shareholders' Equity

Total shareholders' equity increased by $2.3 million from $40.0 million at March 31, 2012 to $42.3 million at March 31, 2013. Book value per common share increased to $6.37 at March 31, 2013 from $5.90 at March 31, 2012. Plumas Bancorp's leveraged capital ratio was 10.6% at March 31, 2012, up from 10.1% at March 31, 2012.

Net Interest Income and Net Interest Margin

Net interest income, on a nontax-equivalent basis, was $4.3 million for the three months ended March 31, 2013, an increase of $221 thousand, or 5%, from $4.1 million for the same period in 2012. The increase in net interest income includes both an increase in interest income and a decline in interest expense. Interest income, benefiting from an increase in the average balance of both loans and investments, increased by $148 thousand. Interest expense decreased by $73 thousand mostly related to a decline in rate paid and average balance in time deposits. Net interest margin for the three months ended March 31, 2013 increased 6 basis points to 4.15%, up from 4.09% for the same period in 2012.

Non-Interest Income/Expense

During the three months ended March 31, 2013 non-interest income increased by $273 thousand to $1.7 million up from $1.4 million during the quarter ended March 31, 2012. The largest component of this increase was $287 thousand in gains on the sale of government guaranteed loans. The largest decrease in non-interest income was related to a decline in gain on sale of securities. The Company elected not to sell investment securities during the three months ending March 31, 2013. During the three months ended March 31, 2012, the Company sold three available-for-sale securities for total proceeds of $4,471,000, which resulted in the recognition of a $51,000 gain on sale.

During the three months ended March 31, 2013, total non-interest expense declined by $210 thousand, or 5%, to $4.4 million, down from $4.6 million for the comparable period in 2012. The Company experienced declines in several categories of non-interest expense the largest of which were $99 thousand in salary and benefit expense, $73 thousand in the provision from changes in valuation of OREO and $47 thousand in postage. The largest increase in non-interest expense was $91 thousand in outside service fees related to outsourcing of our statement processing operations beginning in June of 2012 and an increase in costs related to monitoring and maintaining our ATMs. During 2012 the Bank modernized its ATM network by purchasing new ATM machines which have the ability to accept currency and checks and provide an imaged receipt. While these ATMs provide a significant increase in functionality, they are also more expensive to operate and maintain.

Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates eleven branches located in the counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.

In addition, discussions about risks and uncertainties are set forth from time to time in the Company's publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

                               PLUMAS BANCORP
                    CONDENSED CONSOLIDATED BALANCE SHEET
                               (In thousands)
                                (Unaudited)

                               As of March 31,
                          ------------------------
                                                       Dollar    Percentage
                              2013         2012        Change      Change
                          -----------  -----------  -----------  ----------
          ASSETS
Cash and due from banks   $    47,762  $    68,661  $   (20,899)      -30.4%
Investment securities          80,446       57,777       22,669        39.2%
Loans, net of allowance
 for loan losses              308,436      287,512       20,924         7.3%
Premises and equipment,
 net                           13,010       13,296         (286)       -2.2%
Bank owned life insurance      11,251       10,900          351         3.2%
Real estate and vehicles
 acquired through
 foreclosure                    5,318        8,023       (2,705)      -33.7%
Accrued interest
 receivable and other
 assets                        11,758       14,049       (2,291)      -16.3%
                          -----------  -----------  -----------
  Total assets            $   477,981  $   460,218  $    17,763         3.9%
                          ===========  ===========  ===========

     LIABILITIES AND
   SHAREHOLDERS' EQUITY
Deposits                  $   412,232  $   398,618  $    13,614         3.4%
Repurchase agreements           7,401        5,283        2,118        40.1%
Accrued interest payable
 and other liabilities          5,731        6,042         (311)       -5.1%
Junior subordinated
 deferrable interest
 debentures                    10,310       10,310            -           -
                          -----------  -----------  -----------
  Total liabilities           435,674      420,253       15,421         3.7%
Shareholders' equity           42,307       39,965        2,342         5.9%
                          -----------  -----------  -----------
  Total liabilities and
   shareholders' equity   $   477,981  $   460,218  $    17,763         3.9%
                          ===========  ===========  ===========

                               PLUMAS BANCORP
                CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                   (In thousands, except per share data)
                                (Unaudited)

   FOR THE THREE MONTHS                                Dollar    Percentage
     ENDED MARCH 31,          2013         2012        Change      Change
                          -----------  -----------  -----------  ----------

Interest income           $     4,594  $     4,446  $       148         3.3%
Interest expense                  265          338          (73)      -21.6%
                          -----------  -----------  -----------
  Net interest income
   before provision for
   loan losses                  4,329        4,108          221         5.4%
Provision for loan losses         700          600          100        16.7%
                          -----------  -----------  -----------
  Net interest income
   after provision for
   loan losses                  3,629        3,508          121         3.4%
Non-interest income             1,700        1,427          273        19.1%
Non-interest expenses           4,375        4,585         (210)       -4.6%
                          -----------  -----------  -----------
  Income before income
   taxes                          954          350          604       172.6%
Provision for income
 taxes                            338          126          212       168.3%
                          -----------  -----------  -----------
  Net income              $       616  $       224  $       392       175.0%
  Dividends on preferred
   shares                        (171)        (171)           -           -
                          -----------  -----------  -----------
  Net income available to
   common shareholders    $       445  $        53  $       392       739.6%
                          ===========  ===========  ===========

Basic income per share    $      0.09  $      0.01  $      0.08       800.0%
                          ===========  ===========  ===========
Diluted income per share  $      0.09  $      0.01  $      0.08       800.0%
                          ===========  ===========  ===========

                               PLUMAS BANCORP
                       SELECTED FINANCIAL INFORMATION
                   (In thousands, except per share data)
                                (Unaudited)

                                                             March 31,
                                                       --------------------
                                                          2013       2012
                                                       ---------  ---------
QUARTERLY AVERAGE BALANCES
Assets                                                 $ 473,698  $ 458,016
Earning assets                                         $ 422,599  $ 404,247
Loans                                                  $ 311,957  $ 294,322
Deposits                                               $ 406,365  $ 393,893
Common Equity                                          $  30,530  $  28,388
Total Equity                                           $  42,394  $  40,166

CREDIT QUALITY DATA
Allowance for loan losses                              $   5,777  $   6,722
Allowance for loan losses as a percentage of total
 loans                                                      1.84%      2.29%
Nonperforming loans                                    $  14,232  $  16,004
Nonperforming assets                                   $  19,550  $  24,027
Nonperforming loans as a percentage of total loans          4.54%      5.45%
Nonperforming assets as a percentage of total assets        4.09%      5.22%
Year-to-date net charge-offs                           $     609  $     786
Year-to-date net charge-offs as a percentage of
 average loans, annualized                                  0.79%      1.07%

SHARE AND PER SHARE DATA
Basic income per share                                 $    0.09  $    0.01
Diluted income per share                               $    0.09  $    0.01
Quarterly weighted average shares outstanding              4,776      4,776
Quarterly weighted average diluted shares outstanding      4,831      4,776
Book value per common share                            $    6.37  $    5.90
Total shares outstanding                                   4,776      4,776

KEY FINANCIAL RATIOS
Annualized earnings on average common equity                 5.9%       0.8%
Annualized return on average assets                         0.53%      0.20%
Net interest margin                                         4.15%      4.09%
Efficiency ratio                                            72.6%      82.8%
Loan to Deposit Ratio                                       76.0%      73.7%
Total Risk-Based Capital Ratio                              15.4%      15.2%

Contact:
Elizabeth Kuipers
Vice President, Marketing Manager & Investor Relations Officer
Plumas Bank
35 S. Lindan Ave.
Quincy, CA 95971
530.283.7305 ext.8912
Fax: 530.283.9665
investorrelations@plumasbank.com